Exhibit 99.1

                      Metromedia International Group, Inc.
                Announces Signing of Agreement to Sell PeterStar

     CHARLOTTE, N.C.--(BUSINESS WIRE)--Feb. 18, 2005--Metromedia International Group, Inc. (the "Company" or "MIG") (OTCBB: MTRM) (PINK SHEETS: MTRMP), the owner of interests in various communications and media businesses in the countries of Russia and Georgia, today announced that the Company has entered into a definitive agreement with First National Holding S.A. ("FNH"), Emergent Telecom Ventures S.A. ("Emergent") and Pisces Investment Limited, a company organized under the Companies Law of Cyprus and a wholly-owned subsidiary of FNH and Emergent ("Pisces", and together with FNH and Emergent, the "Buyers"), to sell its entire interest in ZAO PeterStar ("PeterStar"), the leading competitive local exchange carrier in St. Petersburg, Russia, for a cash purchase price of $215 million.

     Consummation of the transaction set forth in the agreement is principally subject only to a vote of a majority of the holders of the Company's common stock and the continued accuracy of certain customary Company representations concerning its ownership of, and authority with respect to the sale of, the interests being sold. Assuming approval by a majority of the holders of the Company's common stock, the Company presently expects to consummate the sale of PeterStar during the third quarter of this year.

     The Company will utilize a portion of the proceeds of the sale to retire all of the Company's outstanding $ 152.0 million 10.5% Senior Discount Notes, due 2007. The Company also presently expects that it will be able to utilize its 2004 tax attributes (capital loss carry-forwards and net operating loss carry-forwards) and anticipated 2005 losses to offset any federal or state tax gain that would be recognized on the sale of PeterStar.

     Upon completion of this sale, the Company's principal business operations will include Magticom Ltd., the leading Georgian mobile telephony operator, and Telecom Georgia, a well-positioned Georgian long distance telephony operator. The Company intends to continue active development of these and other Georgian business interests.

     Mark Hauf, the Chairman and Chief Executive Officer of the Company, said "I believe that this sale of our interests in PeterStar provides an extraordinary value for our stakeholders. Our development strategy for PeterStar over the past two years and the excellent performance of the PeterStar management team resulted in PeterStar becoming a highly strategically sought after Russian telephony business. The value we are offered today for PeterStar, represents one of the higher earnings multiples paid for a business of this kind in the region over recent years and is the ultimate fruit of those efforts."

     Mr. Hauf commented further: "Assuming approval by our shareholders, we will emerge from this sale of PeterStar essentially debt free and having sufficient cash on hand to pursue further development of our business interests in Georgia. I believe we are presented with exciting opportunities for further development in Georgia, reinforced by the recent strengthening of ownership position in our core Georgian businesses and the continued strong performance of Magticom. I have assured the government of Georgia and our business partners in Georgia that the Company's strategic commitment to enthusiastic development of telecommunications business in that country remains firm. In summary, I believe the events of recent weeks and the intense corporate restructuring efforts that preceded them have gone far towards producing a revival of the Company and genuine value for its stakeholders." Evercore Partners acted as financial advisor to MIG in this transaction and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisor to MIG.

     About Metromedia International Group

     Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the countries of Russia and Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar and Magticom, Ltd., the leading mobile telephony operator in Georgia.

     This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the likelihood that the pending sale of the Company's interest in PeterStar will be consummated and the timing of the closing of such transaction. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the Securities and Exchange Commission (the "SEC") reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated April 5, 2004, April 26, 2004, May 7, 2004, May 18, 2004, June 25, 2004,
July 9, 2004, July 14, 2004, July 26, 2004, August 4, 2004, October 19, 2004,
November 4, 2004, November 16, 2004, November 22, 2004 and December 9, 2004, January 6, 2005, February 9, 2005 and February 17, 2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

     Additional Information and Where to Find It:

     The Company intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed sale of the Company's interest in PeterStar to the Buyers. Investors and security holders of the Company are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about the Company, the Buyers and the proposed sale. Investors and security holders of the Company may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC's website at www.sec.gov, and at the Company's website at www.metromedia-group.com. In addition, investors and security holders of the Company may obtain free copies of the proxy statement (when it becomes available) by writing to 8000 Tower Point Drive, Charlotte, NC 28227, Attention: Investor Relations, or by emailing to investorrelations@mmgroup.com.

     The Company and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in respect of the proposed sale. A description of the interests in the Company of its directors and executive officers is set forth in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on May 26, 2004 and in the Company's proxy statement for its 2003 annual meeting of stockholders filed with the SEC on October 20, 2003. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed sale, and a description of their direct and indirect interests in the proposed sale, will be set forth in the proxy statement when it is filed with the SEC.

     Please visit our website at www.metromedia-group.com.


     CONTACT: Metromedia International Group, Inc.
              Ernie Pyle, 704-321-7380
              investorrelations@mmgroup.com